EXHIBIT 10.3

Adobe Systems Incorporated
2003 Equity Incentive Plan
2018 Performance Share Program
Performance Share Award Grant Notice
Adobe Systems Incorporated (the “Company”), pursuant to its 2018 Performance Share Program (the “Program”) under its 2003 Equity Incentive Plan (the “Plan”), hereby awards to Participant the award (the “Award”) set forth below pursuant to Section 9 of the Plan. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan or the Program, as applicable. This Award is subject to all of the terms and conditions as set forth herein and in the Performance Share Award Agreement, the Program and the Plan, each of which are incorporated herein in their entirety. To the extent the Committee considers qualification of this Award as “performance-based compensation” under Section 162(m) available, it is the intent of the parties that this Award qualify as “performance-based compensation” under Section 162(m) with terms and conditions that are consistent with Section 162(m) and that of the Plan that relate to qualifying Awards as “performance based compensation” under Section 162(m) and any ambiguities herein will be interpreted to so comply with that intent.

Participant:
Date of Grant:
Vesting Commencement Date:	January 24, 2018
Target Number of Shares of Stock:
Maximum Number of Shares of Stock:	200% of the Target Number of Shares of Stock
Performance Period:	Company's Fiscal Years 2018 through 2020
Determination of Actual Award: On the Certification Date, and provided that (i) the applicable Performance Goal is attained during the Performance Period as described in the Program, and (ii) Participant continues to render Service through the Scheduled Vesting Date (as defined below), the Company shall credit Participant with an Actual Award representing the number of shares of Stock, as determined by the Committee based on the degree of achievement of the applicable Performance Goal, as determined by the Committee and the limitations set forth in the Performance Share Award Agreement.
Vesting Schedule: The Actual Award shall be scheduled to fully vest as of the later of (i) the third anniversary of the Vesting Commencement Date or (ii) the Certification Date (such later date, the “Scheduled Vesting Date”), subject to the Participant continuing to render Service through the Scheduled Vesting Date and subject to Section 1 of the Performance Share Award Agreement.
Delivery of Shares: Subject to the limitations contained herein and the provisions of the Plan and the Program, the Company shall deliver to the Participant the vested shares of Stock subject to the Actual Award as provided in Section 3 of the Performance Share Award Agreement.
Additional Terms/Acknowledgments: The Participant acknowledges receipt of, and understands and agrees to, this Award Grant Notice, the Performance Share Award Agreement, the Program and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance Share Award Grant Notice, the Performance Share Award Agreement, the Program, and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject, with the exception of any applicable change of control plan approved by the Board or a committee thereof and/or an applicable individual written retention agreement or severance provision between the Company, or a subsidiary of the Company, and the Participant, to the extent applicable to the Participant (such documents, the “Superseding Agreements”). This Award will be deemed a Performance Award for purposes of the Superseding Agreements.

ADOBE SYSTEMS INCORPORATED

By:
Shantanu Narayen
Chief Executive Officer
Address: 345 Park Avenue
San Jose, CA 95110-2704 USA

Adobe Systems Incorporated
2003 Equity Incentive Plan
2018 Performance Share Program
Performance Share Award Agreement
Pursuant to the Performance Share Award Grant Notice (“Grant Notice”) and this Performance Share Award Agreement, including the attached Appendix (“Award Agreement”), Adobe Systems Incorporated (the “Company”) has awarded you, pursuant to its 2018 Performance Share Program (the “Program”) under its 2003 Equity Incentive Plan (the “Plan”), the Award as indicated in the Grant Notice. Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings set forth in the Plan or the Program, as applicable.
The details of your Award, in addition to those set forth in the Grant Notice, are as follows.
1.Entitlement to Shares.

(a)Determination of Actual Award.

(i)Generally. Provided that (A) the applicable Performance Goal is achieved during the Performance Period, and (B) you continue to render Service through the Scheduled Vesting Date, then, subject to the limitations contained herein and to the provisions of the Program and the Plan, you shall be credited with an Actual Award on the Certification Date equal to such number of shares of Stock as is determined by the Committee in accordance with the Award Calculation Methodology provisions of Exhibit A to the Program (the “Award Calculation Methodology”). In determining an Actual Award, (x) if the Threshold Percentile Rank (as defined in the Award Calculation Methodology) of the Performance Goal is not achieved during the Performance Period, you will not be credited with or receive any shares of Stock as an Actual Award, and (y) the maximum number of shares of Stock for which you may be credited as an Actual Award will in no event exceed four million five hundred thousand (4,500,000) shares of Stock for the Performance Period (subject to adjustment as provided in Section 4.2 of the Plan).

(ii)Change of Control. If a Change of Control occurs prior to the Certification Date, then, provided that you continue to render Service until the Scheduled Vesting Date, you shall vest in a number of shares of Stock determined by (A) shortening the Performance Period to end on the date of the Change of Control, (B) adjusting the applicable Performance Goal as necessary and appropriate based on the shortened Performance Period, and (C) determining the level of achievement of such Performance Goal based on such shortened Performance Period and providing for payment of that number of shares of Stock based on such achievement. Upon a Change of Control, to the extent any shares of Stock are determined not eligible to vest, such shares of Stock will immediately be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

(b)Vesting. The Actual Award shall be subject to vesting in accordance with the Vesting Schedule set forth on the Grant Notice, subject to such acceleration as provided in Section 1(a)(ii) or 1(d) of this Award Agreement or a Superseding Agreement, as applicable.

(c)Forfeiture. Notwithstanding any contrary provision of this Award Agreement, and except as set forth in Section 1(d) or a Superseding Agreement, any shares of Stock subject to the Award that have not vested at the time of your termination of Service for any or no reason will be forfeited immediately and automatically transferred to and reacquired by the Company at no cost to the Company, and except as set forth in Section 1(a)(ii), any shares of Stock subject to the Award that never will vest due to the failure to achieve the applicable Performance Goal upon completion of the Performance Period automatically will be forfeited, transferred to and reacquired by the Company at no cost to the Company.

(d)Disability or Death.

(i)Prorated Award. If your Service terminates prior to the Certification Date by reason of death or Disability, you (or your heirs in the case of death) will be credited with an Actual Award equal to the Target

Number of Shares of Stock (as set forth in the Grant Notice) pro-rated based on the number of months of Service (rounded up for any partial months of Service) you provided in the Performance Period prior to your termination (but in no event shall you be credited with more than the number of months in the Performance Period).

(ii)Delivery of Shares. The shares of Stock subject to an Actual Award that vest pursuant to this Section 1(d) shall be issued and delivered to you (or your heirs in the case of death) pursuant to Section 3.

2.Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock hereunder unless and until certificates representing shares of Stock (or other evidence of ownership) will have been issued to you pursuant to Section 3. After such issuance, you will have all the rights of a stockholder of the Company with respect to voting such shares of Stock and receipt of dividends and other distributions on such shares of Stock.

3.Delivery of Shares. Except as set forth below in this Section 3 and subject to Sections 4, 11 and 15, the Company shall issue and deposit in the applicable brokerage account the shares of Stock subject to a vested Actual Award within thirty (30) days following the later of the Scheduled Vesting Date or the Certification Date; provided further that in no event may the shares of Stock subject to a vested Actual Award be issued and delivered after the later of (i) the 15th day of the third month following the Company’s fiscal year in which the Actual Award is earned or (ii) March 15 of the calendar year following the calendar year in which the Actual Award is earned. Except as set forth in Section 4, in no event will you be permitted, directly or indirectly, to specify the taxable year of the payment of any shares of Stock payable to you under this Award.

(a)Deferred Shares. If you elect to defer delivery of the shares of Stock as provided in Section 4 of this Award Agreement, such shares of Stock will be issued and delivered to you on the date or dates that you elect on your deferral election form. No shares of Stock shall be issued prior to vesting.

(b)Delivery Following Death. If you are deceased at the time that shares of Stock under an Actual Award, if any, are to be delivered to you, such delivery will be made to your designated beneficiary, or if no beneficiary has survived you or been designated, or if the beneficiary designation is not enforceable and/or valid under the inheritance and other laws in your country (as determined by the Company in its sole discretion), to the administrator or executor of your estate. Any such transferee must furnish the Company with (i) written notice of his or her status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

4.Deferral Election. If permitted by the Company to do so, you may elect to defer receipt of the shares of Stock that otherwise would be issued pursuant to the vesting of your Award in accordance with the terms and conditions, including the applicable eligibility requirements, of the Company’s Deferred Compensation Plan. The Board (or an appropriate committee thereof) will, in its sole discretion, establish the rules and procedures for such deferrals.

5.Capitalization Adjustments. The shares of Stock subject to your Award will be adjusted from time to time for capitalization adjustments, as provided in Section 4.2 of the Plan.

6.Compliance with law. The grant of your Award and the issuance of any shares of Stock thereunder shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. You may not be issued any shares of Stock if such issuance of shares of Stock would constitute a violation of any applicable federal, state or foreign securities laws, any other governmental regulatory body, or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, you may not be issued any shares of Stock unless (i) a registration statement under the Securities Act shall at the time of issuance be in effect with respect to the shares of Stock or (ii) in the opinion of legal counsel to the Company, the shares of Stock may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT THE SHARES OF STOCK MAY NOT BE ISSUED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. Where the Company determines that the delivery of any shares of Stock to settle this Award would violate federal securities laws or other applicable laws or rules or regulations promulgated by any governmental agency, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that delivery of shares of Stock will no longer cause such violation. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Stock shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained. As a condition to the issuance of any shares of Stock pursuant to this Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, you agree that the Company shall have unilateral authority to amend the Plan or Program and the Award Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

7.Restrictive Legends. The shares of Stock issued pursuant to an Actual Award shall be endorsed with appropriate legends, if any, determined by the Company.

8.Transferability. Except to the limited extent permitted under Section 3(b), this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privileged conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges hereby immediately will become null and void.

9.Award Not a Service Contract. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Participating Company Group, or on the part of the Participating Company Group to continue such service. In addition, nothing in your Award shall obligate the Participating Company Group, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Participating Company Group.

10.Unsecured Obligation. Your Award is unfunded, and you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Stock pursuant to an Actual Award under this Award Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the shares of Stock acquired pursuant to this Award Agreement until such shares of Stock are issued to you pursuant to this Award Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the shares of Stock so issued. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

11.Tax Obligations.

(a)General. Regardless of any action taken by the Company or any other Participating Company with respect to any or all federal, state, local and foreign income, employment, social insurance, or payroll taxes, payment on account or other taxes related to your participation in the Plan and legally applicable to you or deemed by the Participating Company Group to be an appropriate charge to you even if technically due by the Participating Company Group (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items, is, and remains, your responsibility. You further acknowledge that the Participating Company Group (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Award, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Stock acquired pursuant to this Award, or the receipt of any dividends and/or Dividend Equivalents and (ii) does not commit to and is under no obligation to structure the terms of the grant or any other aspect of your Award to reduce or eliminate your liability for Tax-Related Items. Further, if you have become subject to tax in more than one jurisdiction, as applicable, you acknowledge that the Participating Company Group may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Withholding Arrangements. Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Participating Company Group to satisfy all Tax-Related Items. In this regard, you hereby authorize the Participating Company Group, or its respective agents, in their sole discretion and subject to any limitations under applicable law, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or more of the following means:

(i)withholding of that number of whole vested shares of Stock otherwise deliverable to you pursuant to this Award Agreement having a Fair Market Value not in excess of the withholding obligation for Tax-Related Items determined by the Company after considering required withholding rates and to the extent permitted under the Plan, the Company may determine such amount by considering other applicable withholding rates up to the maximum rate applicable in your jurisdiction. For tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested Award, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items;

(ii)withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Participating Company Group (on your behalf pursuant to this authorization);

(iii)tender by you of a payment in cash or check to the Participating Company Group (as applicable) of any amount of the Tax-Related Items;

(iv)withholding by the Participating Company of any amount of the Tax-Related Items from your wages or any other compensation owed to you by any Participating Company; and

(v)in the event this Award is settled in whole or in part in cash, withholding from the cash to be distributed to you in settlement of this Award.

(c)Subject to Section 11(b)(i), to the extent that the Company withholds for Tax-Related Items by using a rate higher than your applicable tax rate, you may receive a refund of any over-withheld amount in cash and you will have no entitlement to the equivalent amount in shares of Stock.

(d)You shall pay to the Participating Company Group (as applicable) any amount of the Tax-Related Items that a Participating Company Group may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company shall have no obligation to issue or deliver shares of Stock, cash, or the proceeds of the sale of Stock until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

(e)Notwithstanding the foregoing, if you are a Section 16 officer of the Company under the Exchange Act, the Company will withhold using the method described under 11(b)(i) above unless the use of such withholding method is problematic under applicable laws or has materially adverse accounting consequences, in which case the Committee (as constituted to satisfy the requirements of Exchange Act Rule 16b-3) shall determine which of the other methods described in Section 11(b) above shall be used to satisfy the withholding obligation for Tax-Related Items.

12.Nature of Award. In accepting your Award, you acknowledge, understand and agree that:

(a)the Plan is established voluntarily by the Company; it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of your Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)the Award and the Stock subject to the Award, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)the Award and the Stock subject to the Award, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(g)the future value of the underlying shares of Stock subject to your Award is unknown, indeterminable and cannot be predicted with certainty;

(h)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the termination of your Service with the Company or any other Participating Company (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);

(i)unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(j)the following provisions apply only if you are providing Service outside the United States:

(i)the Award and the shares of Stock subject to the Award, and the income from and value of the same, are not part of normal or expected compensation or salary for any purpose;

(ii)unless otherwise agreed with the Company, the Award and the shares of Stock subject to the Award, and any income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Participating Company other than the Company; provided, however, that your continued Service shall be required for vesting of the Award as may be set forth in the Grant Notice and this Award Agreement; and

(iii)the Participating Company Group shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement.

13.Delivery of Documents and Notices. Any document relating to participating in the Plan or Program and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, or with a nationally recognized courier designating express or expedited service with evidence of delivery, addressed to the other party at the e-mail address, if any, provided for you by the Company or a Participating Company or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery. The Plan and Program documents, which may include but do not necessarily include the Plan prospectus, Grant Notice, Award Agreement, and U.S. financial reports of the Company, may be delivered to you electronically by the Company or a third party designated by the Company. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Committee’s discretion.

(b)Consent to Electronic Delivery. You acknowledge that you have read Section 13 of this Award Agreement and consent to the electronic delivery of the Plan and Program documents by the Company or a third party designated by the Company and agree to participate in the Plan and Program through any online or electronic system established and maintained by the Company or a third party designated by the Company, as described in Section 13. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at equity@adobe.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide the Company or any designated third party with a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at equity@adobe.com. Finally, you understand that you are not required to consent to electronic delivery.

14.Data Privacy Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement, or any other Award materials (“Data”) by and among the members of the Participating Company Group for the exclusive purpose of implementing, administering and managing your participation in the Plan and Program.

You understand that the Participating Company Group holds certain personal information about you, including, but not limited to, your name, home address email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan and Program. You understand that Data will be transferred to E*TRADE, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and Program. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*TRADE and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan and Program to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with your employer will not be affected: the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the Award or other equity awards to you or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan or Program. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

15.Application of Section 409A (ONLY APPLICABLE TO U.S. TAXPAYERS). Absent a proper deferral election, it is intended that all of the benefits and payments provided under this Award satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under the “short-term deferral” rule set forth in United States Treasury Regulation Section 1.409A‑1(b)(4), and this Award will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, this Award and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A, and any provisions calling for payments on a termination of employment or other service shall be read to mean a “separation from service” (as defined under Treasury Regulation Section 1.409-1(h) without reference to alternative definitions thereunder). For purposes of Code Section 409A, each payment, installment and benefit under this Award is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). Notwithstanding any other provision of this Award, to the extent that (i) one or more of the payments or benefits received or to be received by you upon “separation from service” pursuant to this Plan would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) you are a “specified employee” within the meaning of Code Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments and benefits shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation on you. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments and benefits due shall be paid as otherwise provided herein.

16.Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, the Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17.Committee Authority. The Committee will have the power to interpret the Plan, the Program and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan and the Program as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any shares of Stock have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon you, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Program or this Award Agreement.

18.Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

19.Amendment. The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then outstanding Award unless (i) expressly provided by the Committee and (ii) with the consent of you, unless such action is necessary or advisable to comply with any applicable law, regulation, rule or administrative reasons.

20.Miscellaneous.

(a)The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

21.Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

22.Governing Plan Document. Your Award is subject to all the provisions of the Plan and the Program, the provisions of which are hereby made a part of your Award Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan or Program. In the event of any conflict between one or more provisions of your Award and one or more provisions of the Plan or Program, the provisions of the Plan or Program shall control. In the event of any conflict between one or more provisions of the Plan and one or more provisions of the Program, the provisions of the Plan shall control.

23.Applicable Law and Venue. The Award and the provisions of this Award Agreement shall be governed by, and subject to, the laws of the State of California, United States of America. For purposes of any action, lawsuit or other proceedings brought to enforce this Award Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of Santa Clara County, California, or the federal courts of the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

24.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or Program, or your acquisition or sale of the underlying shares of Stock. You understand and agree you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan or Program before taking any action related to the Plan.

25.Language. If you received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

26.Appendix. Notwithstanding any provisions in this Award Agreement, the Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

27.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan or Program, on the Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

28.Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or another Participant.

29.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider-trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and your country of residence, which may affect your ability to acquire, sell or attempt to sell shares of Stock or rights to shares of Stock (e.g., the Award) during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions, including the United States and in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You should consult your personal legal advisor for further details regarding any insider trading restrictions and/or market-abuse laws in your country.

30.Foreign Asset/Account Reporting Requirements and Exchange Controls. Your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Stock under the Plan or Program or cash received from participating in the Plan or Program (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan or Program to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you are advised to speak to your personal legal advisor for any details.

Appendix to
Adobe Systems Incorporated
2003 Equity Incentive Plan
2018 Performance Share Program
Performance Share Award Agreement

This Appendix includes special country-specific terms that apply if you are residing and/or working in one of the countries covered by the Appendix. This Appendix is part of the Award Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan or Program and the Award Agreement.

This Appendix also includes information of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2018 and is provided solely for informational purposes. Such laws are often complex, change frequently, and results may differ based on the particular facts and circumstances. As a result, the Company strongly recommends that you do not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan or Program because the information may be out of date at the time your Award vests or you sell Stock acquired under the Plan.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Note that if you are a citizen or resident of a country other than the country in which you are residing and/or working, or you transfer employment or residency after the Award is granted to you, the information contained in this Appendix may not be applicable to you.

Australia
Australian Offer Document
The Award is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Award. Your right to participate in the Plan and receive the Award under the Plan is subject to the terms and conditions as stated in the Offer Document, the Plan and the Award Agreement. By accepting the Award, you acknowledge and confirm that you have received these documents.

Tax Information

The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in that Act).

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you may be required to file the report.

France

Language Acknowledgment

By accepting the Award and the Award Agreement, which provides for the terms and conditions of your Award, you confirm having read and understood the documents relating to this Award (the Plan and the Award Agreement, including this Appendix) which were provided to you in English. You accept the terms of those documents accordingly.

En acceptant l’Attribution d'Actions Attribuées et ce Contrat d’Attribution qui contient les termes et conditions de vos Actions Attribuées, vous confirmez avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution, ainsi que la présente Annexe) qui vous ont été transmis en langue anglaise. Vous acceptez ainsi les conditions et termes de ces documents.

Type of Award

The Awards are not intended to be French tax-qualified Awards.

Foreign Asset/Account Reporting Information

If you are a French resident and you hold cash or Stock outside of France, you must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) on an annual basis on a special form, No. 3916, together with your income tax return. Further, if you are a French resident with foreign account balances exceeding €1,000,000, you may have additional monthly reporting obligations.

India
Exchange Control Information

You must repatriate all proceeds received from your participation in the Plan to India within 90 days of receipt for sale of Stock proceeds and within 180 days of receipt for dividends, or as prescribed under applicable Indian exchange control laws as may be amended from time to time. You must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Participating Company Group requests proof of repatriation. It is your responsibility to comply will applicable exchange control laws in India.

Foreign Asset/Account Reporting Information

You are required to declare in your annual tax return (a) any foreign assets held by you (e.g., shares of Stock acquired under the Plan and, possibly, the Award), and (b) any foreign bank accounts for which you have signing authority.

Japan
Foreign Asset/Account Reporting Information

You will be required to report details of any assets (including any shares of Stock acquired under the Plan) held outside of Japan as of December 31st of each year, to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th of the following year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of any outstanding Awards held by you in the report.

Exchange Control Information

If the value of shares of Stock that may be acquired in any one transaction exceeds ¥100,000,000, you must notify the Ministry of Finance (“MOF”) within 20 days of acquisition.

Switzerland
Securities Law Information

The Award and the issuance of any shares of Stock thereunder is not intended to be publicly offered in or from Switzerland. Neither this Award Agreement nor any other materials relating to the Award (1) constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (2) may be publicly distributed nor otherwise made publicly available in Switzerland, or (3) have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).